SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                        FILED PURSUANT TO SECTION 8(a) OF
                       THE INVESTMENT COMPANY ACT OF 1940



     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

Name:    MUNIHOLDINGS NEW YORK INSURED FUND II, INC.

Address of Principal Business Office (No. & Street, City, State, and Zip Code):

                  MuniHoldings New York Insured Fund II, Inc.
                  800 Scudders Mill Road
                  Plainsboro, New Jersey 08536

Telephone Number (including area code):  (609) 282-2800

Name and Address of Agent for Service of Process:

                  Arthur Zeikel
                  800 Scudders Mill Road
                  Plainsboro, New Jersey  08536

Check Appropriate Box:

      Registrant  is filing a  Registration  Statement  pursuant  to
      Section   8(b)  of  the   Investment   Company   Act  of  1940
      concurrently with the filing of Form N-8A:

                  YES |X|                                     NO |_|



                                   SIGNATURES


         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Plainsboro and State of New Jersey on the 12th day of June, 1998.




                                   MUNIHOLDINGS NEW YORK INSURED FUND II, INC.



                                    By: /s/ Patrick D. Sweeney
                                        ----------------------
                                        Name: Patrick D. Sweeney
                                        Title:   President